Exhibit (d)(2)

1999 STOCK INCENTIVE PLAN STOCK OPTION AGREEMENT

          This NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), made and entered into as of the      day of      , 200 , by and between      (the “Participant”) and Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Company”), sets forth the terms and conditions of the Stock Options (as defined below) issued pursuant to the Company’s 1999 Stock Incentive Plan (the “Plan”) and this Agreement. Any capitalized terms used but not defined herein shall have the meaning prescribed in the Plan.

          1. Grant of Stock Option. The Company hereby grants to the Participant non-qualified options to purchase the number of shares of Class A Common Stock of the Company set forth on Exhibit A hereto. Exhibit A may set forth more than one grant of stock options. Each particular grant is referred to herein as a “Stock Option.” Each Stock Option is made as of the grant date set forth beside such Stock Option on Exhibit A hereto (with respect to each Stock Option, the “Grant Date”) and pursuant to, and subject to the terms and conditions of, the Plan.

          2. Exercise Price. The exercise price per share of Common Stock subject to each Stock Option set forth on Exhibit A is set forth beside each such Stock Option on Exhibit A.

          3. Date of Exercise; Vesting. Subject to Section 10 of the Plan, each Stock Option shall vest and become exercisable in four equal annual installments on the first, second, third and fourth anniversaries of such Stock Option’s Grant Date. In the event of the Participant’s Termination of Employment, any portion of any Stock Option that has not vested as of the date of such Participant’s Termination of Employment shall be forfeited, and the portion thereof that has vested shall expire as set forth in Section 4 of this Agreement.

          4. Stock Option Term. (a) Subject to Section 10 of the Plan, each Stock Option shall expire on the earliest to occur of:

(i)	the first anniversary of the Participant’s Termination of Employment by reason of death, Disability or Retirement;

(ii)	the Participant’s Termination of Employment by the Company for Cause;

(iii)	the three-month anniversary of the Participant’s Termination of Employment for any reason other than death, Disability, Retirement or Cause; and

(iv)	the tenth anniversary of such Stock Option’s Grant Date.

          (b) Notwithstanding clauses (i) or (iii) of Section 4(a), in the event of the Participant’s death after the date of Participant’s Termination of Employment but before the scheduled expiration date of a Stock Option (as set forth in the above clauses (i) or (iii), as applicable), such Stock Option shall expire on the earlier of (1) the first anniversary of the date of the Participant’s death and (2) the tenth anniversary of such Stock Option’s Grant Date.

          5. Method of Stock Option Exercise. Each Stock Option may be exercised during its term, in whole or in part, to the extent it has become vested and exercisable pursuant to Section 3 and has not yet been forfeited or expired, by giving written notice of exercise to the Director of Human Resources of the Company (or to such other party as the Company may designate from time to time) specifying the number of shares of Common Stock subject to the Stock Option to be purchased. Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept as well as any withholding taxes then due. Stock Options may also be exercised by any other means permitted by the Plan that the Committee may designate from time to time.

          6. Transferability. No Stock Option shall be transferable by the Participant other than by will or by the laws of descent and distribution or as otherwise permitted by the Committee from time to time. The Stock Option shall be exercisable, subject to the terms of the Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such option is transferred pursuant to this Section 6, it being understood that the term “Participant” include such guardian, legal representative and other transferee.

          7. Successors, Assigns and Transferees. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and each of their respective successors, assigns and transferees; provided, that the Participant may not assign to any person any of such Participant’s rights hereunder other than in connection with a transfer to such person of a Stock Option granted hereby in accordance with the provisions hereof.

          8. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by them with respect to the Agreement is final and binding on all persons.

          9. Incorporation of Plan; Plan Governs. Notwithstanding anything in this Agreement to the contrary, all terms and conditions of the Plan are incorporated herein and made part hereof as if stated herein. This Agreement shall be subject to the terms of the Plan and if there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern. The Participant may obtain a copy of the Plan from the office of the Director of Human Resources of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

          10. Not an Employment Contract. Neither this Agreement nor any Stock Option shall confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall they interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of the Participant’s employment or other service at any time.

          11. Integration. This Agreement and the other documents referred to herein, including without limitation the Plan, or delivered pursuant hereto, which form a part hereof contain the entire understanding of the parties with respect to their subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

          12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together constitute one and the same instrument. Notwithstanding the foregoing, any duly authorized officer of the Company may execute this Agreement by providing an appropriate facsimile signature, and any counterpart or amendment hereto containing such facsimile signature shall for all purposes be deemed an original instrument duly executed by the Company.

          13. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant further acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Stock Options granted hereby shall be final and conclusive.

          14. Amendments to Exhibit A. The Company may grant additional Stock Options to Participant from time to time. In the event of any such additional grants, the Company shall issue an amended Exhibit A to Participant, revised to reflect the terms of such additional grant and signed by an authorized signatory on behalf of the Company. Participant shall then sign such amended Exhibit A and return a copy to the Company, at which time such Exhibit A shall replace any prior versions of Exhibit A and shall be incorporated into this Agreement without further action of any party hereto.

          IN WITNESS WHEREOF, the Participant has executed this Agreement on such Participant’s own behalf, thereby representing that such Participant has carefully read and understands this Agreement and the Plan as of the day and year first written above, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first written above.

By:

Name:

MARTHA STEWART LIVING OMNIMEDIA, INC.

By:

Name:
Title:

EXHIBIT A

Number of Shares of
Common Stock subject
To Each Stock Option	Grant Date	Exercise Price

By:		Date:

An Authorized Signatory of Martha Stewart Living Omnimedia, Inc.

By:		Date:

Participant